SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):         August 31, 2007

TRUE NORTH ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-51519	98-043482
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Allen Center, 1200 Smith Street	77002
16th Floor, Houston, Texas	(Zip Code)
(Address of principal executive offices)

(713) 353-3948

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 31, 2007 our newly formed, wholly owned subsidiary, ICF Energy Corporation (“ICF”) entered into a Purchase and Sale Agreement (the “Agreement”) with Prime Natural Resources, Inc., a Texas corporation (“Prime”) whereby ICF agreed to acquire certain oil and gas properties and related assets (the property and assets are hereinafter collectively referred to as the “Assets”) of Prime located in Brazoria County, Texas for $3,500,000 (the “Purchase Price”). The Assets include the Devon Fee Gas Unit and the O’Leary Unit No. 1 and cover an aggregate of approximately 1,150 acres. The Assets include 2 producing wells with an estimated 2 BCF of recoverable gas and also include 3 additional exploration prospects in the Old Ocean Unit in Brazoria County, Texas. The properties are currently producing approximately 1 million standard cubic feet per day of gas and 10 barrels of oil per day, net to the Asset owner. Present cash flow from the Assets is approximately $200,000 per month after taxes, royalties and operating expenses. The Purchase Price is payable $2,800,000 in cash and $700,000 in shares of our restricted common stock (the “Shares”) valued at the average closing trading price of our common stock for the 10 trading days immediately preceding August 31, 2007. Under such valuation, we will be required to issue 1,928,375 Shares to Prime. Prime has been granted piggyback registration rights with respect to the Shares. Upon closing, the Agreement will be given retroactive effect to July 1, 2007 (the “Effective Time”).

The cash portion of the Purchase Price is subject to upward adjustment based upon the amount of all costs and expenses paid by Prime that are directly attributable to the ownership, maintenance, development, production or operation for the Assets during the period of time between the Effective Time and the closing date. The cash portion of the Purchase Price is subject to downward adjustment in an amount equal to the sum of (i) the amount of all proceeds received by Prime that are directly attributable to the ownership, maintenance, production, development or operation of the Assets after the Effective Time excluding proceeds from any sale subsequent to the Effective Time of merchantable hydrocarbons in storage above the pipeline connection at the Effective Time, and (ii) the aggregate amount of all suspended funds as may be increased or decreased by Prime prior to the closing in accordance with Prime’s accounting practices consistently applied. The Purchase Price is also subject to adjustment by an amount equal to any net gas imbalance (including production, sales, processing and transportation imbalances) existing as of the Effective Time and to adjustment for property and other taxes. The maximum permitted downward adjustment to the Purchase Price is $350,000.

Subject to the conditions stated in the Agreement and unless the parties agree otherwise, closing of the Asset acquisition must occur no later than September 21, 2007 provided that if all of the closing conditions have not been satisfied or waived by such date or any extended date, the party whose obligation to close is subject to the conditions that have not been satisfied or waived has the right to extend the date of closing for successive periods of up to 5 business days each until such conditions have been satisfied or waived or until the Agreement has been terminated. Notwithstanding the foregoing, either party may terminate the agreement at any time after September 30, 2007 if the closing has not occurred by such date. We are currently negotiating funding that will allow us to close the Asset acquisition although no assurance can be given that we will be successful in this endeavor.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of this Report are as follows:

Exhibit 10.1	Purchase and Sale Agreement dated August 31, 2007 between ICF Energy Corp. and Prime Natural Resources, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH ENERGY CORPORATION

Dated: September 6, 2007	By:	/s/ John Folnovic

Name: John I. Folnovic
Title: President and Chief Executive Officer